Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ecolab Inc. of our report dated February 25, 2011 relating to the financial statements of Nalco Holding Company for the year ended December 31, 2010, which appears in Ecolab Inc.’s Current Report on Form 8-K filed on December 2, 2011.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
December 2, 2011